CERTIFICATE OF AMENDMENT
TO THE
NINTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLBIRDS, INC.

(A PUBLIC BENEFIT CORPORATION)

Allbirds, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1.This Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

2.This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.Upon this Certificate of Amendment becoming effective, Article IV(A) of the Corporation’s Certificate of Incorporation is hereby amended by adding the following at the end thereof:
Effective as of 5:00 p.m. Eastern Time on September 4, 2024 (the “Reverse Split Effective Time”), (i) each twenty (20) shares of Class A Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock automatically and without any action by the holder thereof, and (ii) each twenty (20) shares of Class B Common Stock issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock automatically and without any action by the holder thereof (such combination of shares, the “Reverse Stock Split”). The par value of the Class A Common Stock and Class B Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. The number of authorized shares of Class A Common Stock, Class B Common Stock, and Preferred Stock shall remain unchanged following the Reverse Split Effective Time. No fractional shares of Class A Common Stock or Class B Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, any holder who would otherwise be entitled to a fractional share of Class A Common Stock or Class B Common Stock as a result of the Reverse Stock Split, following the Reverse Split Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Class A

Common Stock as reported by the Nasdaq Stock Market (as adjusted to give effect to the Reverse Stock Split) on the date of the Reverse Split Effective Time; provided that all shares of Class A Common Stock or Class B Common Stock (including fractions thereof) issuable as a result of the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share of Class A Common Stock or Class B Common Stock, as applicable. The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either surrendered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes a lost certificate affidavit and agreement reasonably acceptable to the Corporation (which may include a requirement to post a bond) to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificates.
4.This Certificate of Amendment shall become effective at 5:00 p.m. Eastern Time, on September 4, 2024.

***
This Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation has been signed by a duly authorized officer of the Company on August 29, 2024.

ALLBIRDS, INC.

By:    /s/ Joseph Vernachio
Name: Joseph Vernachio
Title: Chief Executive Officer
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